Exhibit 5.1

SIDLEY AUSTIN LLP 1000 LOUISIANA STREET SUITE 6000 HOUSTON, TX 77002 +1 713 495 4500 +1 713 495 7799 FAX
AMERICA • ASIA PACIFIC • EUROPE

August 11, 2023

NuStar Energy L.P.
19003 IH-10 West
San Antonio, Texas 78257

Re:
Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-264947 (the “Registration Statement”), filed by NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Partnership is issuing up to 14,950,000 Common Units (including the units to be issued upon the exercise of the Underwriters’ option to purchase up to 1,950,000 additional Common Units) (the “Common Units”). The Common Units are to be sold by the Partnership pursuant to an underwriting agreement dated August 8, 2023 (the “Underwriting Agreement”), by and among (a) the Partnership, Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“NuStar GP”) and (b) Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters named in Schedule I to the Underwriting Agreement (collectively, the “Underwriters”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As the basis for the opinions hereinafter expressed, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Certificate of Limited Partnership of the Partnership, as amended to date (the “Certificate of Limited Partnership”); (ii) the Eighth Amended and Restated Agreement of Limited Partnership of the Partnership, dated July 20, 2018 (the “Partnership Agreement”); (iii) the Certificate of Limited Partnership of the General Partner, as amended to date; (iv) the First Amended and Restated Limited Partnership Agreement of the General Partner, dated April 16, 2001, as amended to date; (v) the Certificate of Formation of NuStar GP, as amended to date; (vi) the Second Amended and Restated Limited Liability Company Agreement of NuStar GP, dated July 20, 2018; (vii) the resolutions of the Board of Directors of NuStar GP and the Pricing Committee of NuStar GP, with respect to the Registration Statement and the issuance of the Common Units; (viii) the Registration Statement; and (ix) the prospectus supplement dated August 8, 2023. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Partnership, the General Partner and NuStar GP and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of NuStar GP.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

NuStar Energy L.P.
August 11, 2023

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.
The issuance and sale of 13,000,000 of the Common Units covered by the Registration Statement pursuant to the Underwriting Agreement have been duly authorized by the Partnership, and when such Common Units have been paid for, issued and delivered in accordance with the terms of the Underwriting Agreement, (a) such Common Units will be validly issued and (b) purchasers of such Common Units will have no obligation, solely by reason of their ownership of such Common Units, to make any contributions to the Partnership or any further payments for their purchase of such Common Units, and such purchasers will have no personal liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

2.
The issuance and sale of 1,950,000 of the Common Units covered by the Registration Statement in connection with any exercise of the Underwriters’ option to purchase additional Common Units granted by the Partnership to the Underwriters pursuant to the Underwriting Agreement have been duly authorized by the Partnership, and when such Common Units have been paid for, issued and delivered in accordance with the terms of the Underwriting Agreement, (a) such Common Units will be validly issued and (b) purchasers of such Common Units will have no obligation, solely by reason of their ownership of such Common Units, to make any contributions to the Partnership or any further payments for their purchase of such Common Units, and such purchasers will have no personal liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

For the purposes of paragraph 2 of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of Common Units pursuant to the Underwriters’ option to purchase additional Common Units: (i) the authorization thereof will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; and (ii) the Certificate of Limited Partnership and the Partnership Agreement, as currently in effect, will not have been modified or amended and will be in full force and effect.

This opinion letter is limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP